NTT DOCOMO and D-Wave Improve Mobile Network Performance by 15% with Quantum Optimization Technology
Project shows reduction in network signal congestion across base stations, with potential for more efficient signal transmission and equipment cost savings

PALO ALTO, Calif. and TOKYO – August 20, 2024 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, and NTT DOCOMO Inc., Japan’s largest mobile phone operator with over 90 million subscriptions, today announced a quantum optimization pilot that resulted in demonstrable mobile network performance improvements. Using D-Wave’s annealing quantum computing solutions, DOCOMO found that it can reduce congestion at base stations by decreasing paging signals during peak calling times by 15%, potentially leading to increased efficiencies and lowered infrastructure costs. The company plans to deploy the hybrid-quantum solution in production across its Japanese branch offices in the coming months.

D-Wave’s hybrid-quantum technology was used to optimize base station tracking areas – which are small geographical regions – that collectively send paging signals and process extensive historical data on device movements between stations. This helps DOCOMO predict future movement patterns and determine the best combination of base stations to re-establish connections as devices move between tracking areas.

The solution’s efficiency was demonstrated in pilot tests for certain areas in Japan (Tokai, Chugoku, Kyushu regions) when compared to classical methods. While a general-purpose solver took 27 hours, D-Wave’s hybrid solver completed the same task in just 40 seconds. The test results showed that quantum optimization led to a 15% reduction in paging signals, allowing approximately 1.2 times more terminals to be connected during periods of high call volume. This expanded bandwidth for base station resources has the potential to greatly reduce congestion, which would help the company maintain quality network traffic flow even during heavy usage. Additional details around this pilot are available in English and Japanese here and here.

“We anticipate that our quantum optimization strategy will further refine network efficiency, allowing us to maintain high-quality service without additional infrastructure investments as network traffic increases,” said Takatoshi Okagawa, director of research and development strategy at NTT DOCOMO. “With D-Wave’s hybrid quantum technology, we aim to set a new standard in the telecommunications industry for operational performance.”

“Telcos are faced with a slew of increasing operational complexities — from 5G implementation to ever-shifting consumer demands — and need novel solutions to maintain a competitive edge,” said Dr. Alan Baratz, CEO of D-Wave. “DOCOMO’s successful pilot sends a clear signal — that today’s quantum technologies are capable of solving telcos’ complex optimization problems, with the potential to elevate customer satisfaction, maintain network performance and mitigate rising infrastructure costs.”

Following its successful pilot, DOCOMO plans to deploy the annealing quantum computing solution into production at branch offices across Japan. The company is also exploring opportunities to apply quantum optimization across its business units including finance, retail, traffic and logistics, and construction.

About NTT DOCOMO
NTT DOCOMO, Japan's leading mobile operator with over 90 million subscriptions, is one of the world's foremost contributors to 3G, 4G and 5G mobile network technologies. Beyond core communications services, DOCOMO is challenging new frontiers in collaboration with a growing number of entities ("+d" partners), creating exciting and convenient value-added services that change the way people live and work. Under a medium-term plan toward 2020 and beyond, DOCOMO is pioneering a leading-edge 5G network to facilitate innovative services that will amaze and inspire customers beyond their expectations.
https://www.docomo.ne.jp/english/

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society.We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making

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Media Contacts:

D-Wave
Alex Daigle
media@dwavesys.com

NTT DOCOMO
NTT DOCOMO Quantum Project
xt2_quantum-pj@ml.nttdocomo.com